Free Writing Prospectus

Filed Pursuant to Rule 433
Registration No. 333-275929 and 333-275929-01

Free Writing Prospectus dated September 17, 2026

Porsche Financial Auto Securitization Trust 2026-1

Issuing Entity

Porsche Auto Funding LLC	Porsche Financial Services, Inc.
Depositor	Sponsor and Servicer

The depositor has prepared a preliminary prospectus dated September 17, 2026 which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the following classes of notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	S&P Global Ratings
Class A-1 Notes	P-1 (sf)	A-1+ (sf)
Class A-2a Notes	Aaa (sf)	AAA (sf)
Class A-2b Notes	Aaa (sf)	AAA (sf)
Class A-3 Notes	Aaa (sf)	AAA (sf)
Class A-4 Notes	Aaa (sf)	AAA (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receives at least the ratings listed above.

Joint Bookrunners

Wells Fargo Securities	RBC Capital Markets	SOCIETE GENERALE	Truist Securities

Co-Managers

DZ Financial Markets	Scotiabank

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-645-3751.